Exhibit 99.1

CUBIST ANNOUNCES ALL OBJECTIVES MET IN PHASE 2 CXA-101

COMPLICATED URINARY TRACT INFECTIONS STUDY

Lexington, Mass., June 29, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST), a leading acute care therapeutics company, today announced that the recently-completed Phase 2 study of CXA-101, a novel cephalosporin, compared to ceftazidime for the treatment of complicated urinary tract infections (cUTI) in adults met its study objectives. Cubist is developing CXA-201 as a first-line intravenous therapy for the treatment of serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant Pseudomonas aeruginosa.  CXA-201 is a combination of CXA-101 and the beta-lactamase inhibitor tazobactam. Cubist acquired rights to CXA-101, and products which incorporate CXA-101, through its purchase of Calixa Therapeutics Inc. in December 2009.

The study met its objectives of assessing safety and efficacy of CXA-101 in comparison to ceftazidime.  CXA-101 additionally demonstrated favorable microbiological and clinical outcomes at the Test of Cure Visit, 6 — 9 days after end of therapy, which were the primary and secondary outcome measures in this study, respectively.

Cubist’s Chief Medical Officer, Santosh Vetticaden, PhD, MD said, “We are pleased with the results of this trial, which provide information that we intend to utilize in developing appropriate Phase 3 registration studies for CXA-201 in cUTI in consultation with the FDA.”

Steve Gilman, PhD, Cubist’s Chief Scientific Officer, said, “We are pleased with the safety and microbiological response data from this study, which we believe supports the further development of CXA-201 as a useful therapeutic agent for the treatment of certain serious Gram-negative bacterial infections.”

About Gram-negative bacteria

Gram-negative bacteria, such as P. aeruginosa, differ from Gram-positive bacteria, such as Staphylococcus aureus, in their cell wall structure. Gram-negative bacteria have an additional outer wall composed of phospholipids and lipopolysaccharides. This wall provides these bacteria an additional layer of defense for antibiotics to traverse. The outer wall contains efflux pumps that allow the bacteria to pump out substances toxic to the cell. Although Gram-positive bacteria also have these pumps, the Gram-negative strains are much more proficient, believed to be from an adaptation for living in watery environments. Examples of Gram-negative bacteria include Escherichia coli, P. aeruginosa, Klebsiella, and Acinetobacter. The diseases caused by Gram-negative bacteria include peritonitis, septicemia, pneumonia, neonatal meningitis, UTI, and burn and wound infections.

About Pseudomonas aeruginosa

Recent medical literature identifies P. aeruginosa as one of the most prevalent Gram-negative pathogens responsible for hospital-acquired infections, and points to its significant virulence and steeply increasing incidences in intensive care units (ICU). Data from the National Nosocomial Infections Surveillance of ICUs in the United States identified P. aeruginosa as the most frequently isolated Gram-negative strain, with an incidence almost doubling between 1975 and 2003. For example, an increase of P. aeruginosa from 9.6% to 16.3% was shown in nosocomial pneumonia and from 9.3% to 16.3% in urinary tract infections. Similar increases in P. aeruginosa-related infections were shown by the SENTRY

Antimicrobial Surveillance Program for Europe, comparing data between 1997 and 2002. Pseudomonal infections can involve any part of the human body, but among the most common are urinary tract, lung, bloodstream, wound/burn, and intra-abdominal infections. Resistance to current treatment regimens for such infections is growing, with the increasing appearance of P. aeruginosa strains expressing multi-drug resistance against the commonly used first-line anti-pseudomonal antibiotics.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the development of CXA-201 for the treatment of certain Gram-negative bacterial infections, including cUTI. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) CXA-201 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) CXA-201 may not act in the way expected based on prior clinical and pre-clinical trials of CXA-101 and CXA-201; (iii) clinical trials of CXA-201 may not be successful or conducted in a timely manner; (iv) the commercial market for the use of CXA-201 for the treatment of certain Gram-negative bacterial infections may not be as large as Cubist anticipates; (iv) others may develop technologies or products superior to CXA-201 for the treatment of certain Gram-negative bacterial infections; (v) technical difficulties or excessive costs relating to the manufacture of CXA-201; (vi) Cubist or Astellas Pharma Inc., from which Calixa Therapeutics licensed its rights to CXA-101, the proprietary compound that comprises CXA-201, may not be able to maintain and enforce the intellectual property protecting CXA-201; and (vii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of CXA-201. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com